Exhibit 99.2

Independent Auditor’s Report

Executive Committee

Marcum LLP and Subsidiaries

New York, NY

Opinion

We have audited the consolidated financial statements of Marcum LLP and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, changes in deficit, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the consolidated financial statements

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter – Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in 2022 due to the adoption of Accounting Standards Codification Topic 842, Leases. Our opinion on the consolidated financial statements is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audits.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audits.

/s/ BDO USA, P.C.

New York, NY

July 11, 2024

MARCUM LLP

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Assets
Current Assets
Cash and cash equivalents	$7,503,195	$12,375,667
Fees receivable, net	186,234,614	181,754,524
Unbilled fees, net	65,850,516	71,212,225
Prepaid expenses and other current assets	25,951,795	22,095,728

Total Current Assets	285,540,120	287,438,144

Long-Term Assets
Property and equipment, net	26,722,362	25,620,720
Goodwill	264,793,338	252,667,513
Intangible assets, net	73,357,036	72,044,076
Right of use asset - operating leases, net	154,879,331	168,039,421
Right of use asset - finance leases, net	6,587,607	8,309,838
Other assets	5,527,771	3,421,151

Total Long-Term Assets	531,867,445	530,102,719

Total Assets	$817,407,565	$817,540,863

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022
Liabilities and Deficit
Current Liabilities
Accounts payable and accrued expenses	$77,038,987	$103,289,123
Deferred revenue	42,208,673	51,665,567
Current portion of contingent liabilities	59,125,254	56,492,628
Current portion of projected benefit obligation	9,519,824	7,842,186
Current portion of operating lease liability	25,877,891	23,765,927
Current portion of finance lease liability	1,878,998	2,138,822
Current portion of notes payable	9,671,601	3,743,320

Total Current Liabilities	225,321,228	248,937,573

Long-term Liabilities
Contingent liabilities, net of current portion	108,406,635	139,234,926
Projected benefit obligation, net of current portion	327,587,412	307,687,083
Operating lease liability, net of current portion	145,980,031	152,926,189
Revolving credit facility	10,000,000	21,000,000
Finance lease liability, net of current portion	4,708,609	6,171,016
Notes payable, net of debt issuance costs, less current portion	56,900,673	64,510,202

Total Long-term Liabilities	653,583,360	691,529,416

Total Liabilities	878,904,588	940,466,989

Deficit
Partners’ Deficit	(75,018,622)	(128,931,193)
Non-controlling interests	13,521,599	6,005,067

Total Deficit	(61,497,023)	(122,926,126)

Total Liabilities and Deficit	$817,407,565	$817,540,863

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Firm Revenue	$1,173,589,901	$895,449,688	$686,860,204
Costs of Revenue	542,786,846	418,853,346	300,180,305

Gross Margin	630,803,055	476,596,342	386,679,899

Operating Expenses
General and administrative	80,454,345	68,473,517	47,870,704
Occupancy costs	51,920,358	36,252,219	33,553,437
Technology	27,480,150	21,720,492	9,688,267
Training and recruiting	6,923,961	7,103,977	5,169,851
Marketing and advertising	13,494,353	13,393,980	6,911,974
Depreciation and amortization	18,201,034	12,079,451	6,635,510
Regulatory settlement	—	13,000,000	—

Total Operating Expenses	198,474,201	172,023,636	109,829,743

Income from Operations	432,328,854	304,572,706	276,850,156
Other (Expense) Income	(1,493,836)	3,724,233	2,692,417
Interest Expense	(17,012,248)	(7,437,717)	(1,667,591)

Net Income	413,822,770	300,859,222	277,874,982

Less: Net Income Attributable to Non-controlling Interests	10,220,380	3,843,778	4,246,771

Net Income Attributable to Partners	$403,602,390	$297,015,444	$273,628,211

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Partners’ Deficit - Beginning	$(128,931,193)	$(183,218,383)	$(98,848,148)
Net Income Attributable to Partners	403,602,390	297,015,444	273,628,211
Income distributions to Partners	(237,907,617)	(215,939,411)	(168,948,268)
Net pension benefits for Partners	(29,420,153)	39,217,718	(100,255,301)
Interest on Partner capital	(8,359,038)	(3,876,609)	(3,570,244)
Capital raised from Partners	16,070,549	9,937,923	2,663,831
Capital returned, which includes payments of $2,551,555, $4,644,528 and $2,769,267 in 2023, 2022, and 2021, respectively, to retired and terminated partners	(90,073,560)	(72,067,875)	(87,888,464)

Partners’ Deficit - Ending	$(75,018,622)	$(128,931,193)	$(183,218,383)

Non-controlling interests - Beginning	$6,005,067	$4,668,221	$3,243,601
Distributions to non-controlling interests	(2,703,848)	(2,506,932)	(2,822,151)
Net Income Attributable to non-controlling interests	10,220,380	3,843,778	4,246,771

Non-controlling interests - Ending	$13,521,599	$6,005,067	$4,668,221

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Cash Flow from Operating Activities
Net Income	$413,822,770	$300,859,222	$277,874,982
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,201,035	12,079,451	6,620,509
Amortization of operating right-of-use assets	27,523,468	24,766,252	—
Loss on disposal of fixed assets	124,696	168,435	—
Allowance for credit losses	23,501,022	11,917,569	25,993,826
Provision for unbilled fees	26,727,291	21,329,846	14,930,288
Loss on lease impairment	7,054,103	—	—
Other	12,353,163	461,110	(182,780)
Changes in operating assets and liabilities, net of acquisitions:
Fees receivable	(23,665,243)	(69,800,483)	(22,601,022)
Unbilled fees	(20,855,442)	(48,373,499)	(45,718,231)
Deferred revenue	(9,456,894)	17,147,940	9,779,185
Prepaid expenses and other assets	(7,017,720)	8,390,825	(413,049)
Accounts payable and other accrued expenses	(26,365,658)	58,037,420	14,831,418
Operating lease liabilities	(25,324,327)	(22,042,870)	—

Net Cash Provided by Operating Activities	416,622,264	314,941,218	281,115,126

Cash Flow Used In Investing Activities
Purchases of property and equipment	(6,725,571)	(7,043,591)	(6,397,613)
Business acquisitions	(16,241,048)	(103,003,257)	(1,084,306)

Net Cash Used in Investing Activities	$(22,966,619)	$(110,046,848)	$(7,481,919)

See accompanying notes to the consolidated financial statements.

MARCUM LLP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2023, 2022, AND 2021

	2023	2022	2021
Cash Flow Used In Financing Activities
Proceeds from revolving credit facility	$254,000,000	$113,000,000	$26,000,000
Payments on revolving credit facility	(265,000,000)	(92,000,000)	(26,000,000)
Partner capital raised	16,070,549	9,937,923	2,663,831
Partner capital distributions	(90,073,561)	(72,067,875)	(87,888,464)
Pension payments to retired and terminated partners	(7,842,186)	(8,328,689)	(7,739,143)
Income distributions to partners	(222,591,025)	(214,393,211)	(168,948,268)
Interest on capital paid to partners	(8,359,038)	(3,876,609)	(3,570,244)
Distributions paid to non-controlling interest	(2,703,848)	(2,506,932)	(2,822,151)
Payments on contingent liabilities	(65,641,490)	(1,449,124)	(1,475,623)
Payments on finance leases	(2,157,666)	(1,895,908)	(1,619,351)
Proceeds from notes payable	—	—	66,000,000
Payments on notes payable	(4,229,852)	(7,009,260)	(19,206,174)

Net Cash Used in Financing Activities	(398,528,117)	(280,589,685)	(224,605,587)

Change in Cash and Cash Equivalents	(4,872,472)	(75,695,315)	49,027,620
Cash and Cash Equivalents - Beginning	12,375,667	88,070,982	39,043,362

Cash and Cash Equivalents - Ending	$7,503,195	$12,375,667	$88,070,982

Supplemental Cash Flow Information Interest Paid	$14,323,839	$6,562,248	$3,925,851

See accompanying notes to the consolidated financial statements.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 1 – BUSINESS DESCRIPTION

THE PARTNERSHIP

Marcum LLP (the “Partnership” or “Marcum”) is one of the largest independent public accounting and advisory services firms in the United States.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission for acquired businesses. The consolidated financial statements include the accounts of the Partnership and all majority owned and controlled subsidiaries. All intercompany balances and transactions have been eliminated in these consolidated financial statements:

Consolidated Entities

Marcum Search LLC (99% LLP)

Marcum Staffing LLC (99% LLP)

Marcum Technology LLC (65% LLP)

Marcum Taxedge LLC (100% LLP)

Marcum Asia CPAs LLP - formerly known as Marcum Bernstein & Pinchuk LLP (50% LLP)

Marcum LLP has a controlling financial interest in Marcum Asia CPAs LLP and therefore Marcum Asia CPAs LLP is fully consolidated in these financial statements.

The Partnership has investments in related entities accounted for under the equity and cost method. Investments in these entities are included in other long-term assets on the consolidated balance sheet and income (loss) is recorded within Other (Expense) Income on the Consolidated Statement of Income. The entities are as follows:

Not Consolidated (Equity Method Investments)

Robbins Marcum JV, LLC (50% Marcum JV Partner, LLC)

Marcum RBK (Ireland) Limited (49% LLP)

Not Consolidated (Cost Method Investment)

Marcum Wealth LLC (11.92% LLP)

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with GAAP require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, including contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. While management believes that the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted primarily of checking and savings deposits. Cash equivalents consist of highly liquid investments with an original maturity of three months or less at time of purchase. The Partnership has cash balances in excess of federally insured limits. The Partnership had cash accounts outside of the United States, primarily in China, Singapore, and Taiwan. These cash balances were $1,466,942 and $2,697,641, at December 31, 2023 and 2022, respectively. The Partnership has not experienced and does not expect to incur any losses on these deposits.

FEES RECEIVABLE, NET

The Partnership records fees receivables at their face amounts less allowances. The Partnership provides for a credit loss equal to the estimated uncollectible amounts. Accounts outstanding significantly longer than payment terms are considered past due. The Partnership’s estimate is based on historical collection experience and a review of the current status of client accounts receivable. It is reasonably possible that the Partnership’s estimate of the allowance for credit losses and provision for credit losses will change over time. Invoiced fees are due within 30 days of invoice issuance. Fees receivable are deemed uncollectible if a client files for bankruptcy or after all collection efforts have been exhausted without success.

UNBILLED FEES, NET AND DEFERRED REVENUE

Unbilled fees represent the anticipated net realizable value for hours incurred by the Partnership’s professional and administrative staff, plus out- of-pocket expenses, on services which had not yet been billed to clients. Amounts billed and collected in advance of services performed are reflected as deferred revenue.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Partnership to risk of loss consist principally of cash and fees receivable. Marcum does not hold or issue financial instruments for trading purposes. The Partnership provides credit, in the normal course of business, to a number of companies and performs credit evaluations of its clients. Concentrations of credit risk with respect to fees receivable are limited by the large number of clients comprising our client base and their geographic and business dispersion. No one client accounts for more than 10% of our revenue.

PROPERTY AND EQUIPMENT, NET

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is computed on the straight-line method over estimated asset lives and leasehold improvements are amortized over the lesser of the term of the respective lease or the estimated useful life, ranging from 1 to 10 years. Property and equipment useful lives are as follows:

Machinery and equipment	3 – 10
Furniture and fixtures	3 – 5
Software	3
Leasehold improvements	1 – 10

Expenditures for repairs and maintenance, minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. All other expenditures for renewals and betterments are

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT, NET (CONTINUED)

capitalized. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in operations. Fully depreciated assets remain in the accounts until retired from service.

BUSINESS COMBINATIONS

In connection with an acquisition, the Partnership records all assets acquired and liabilities assumed of the acquired business at their acquisition date fair value, including the recognition of contingent consideration. These fair value determinations require judgment and may involve the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives, and market multiples, among other items. If goodwill is identified based upon the valuation of an acquired business, the goodwill is assigned to the reporting units which will benefit from the synergies that result from the business combination and reported. Refer to Note 3, for disclosures related to our acquisitions.

GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill acquired through various mergers and acquisitions is considered to possess an indefinite life span. As such, it is not subject to amortization but is instead subject to an impairment review at least annually, or more frequently if events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Finite-lived intangible assets are amortized over their respective estimated useful lives and along with other long-lived assets, are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying values may not be fully recoverable. Estimates of fair value for finite-lived intangible assets are primarily determined using the multi-period excess earnings method, with consideration of market comparisons. This approach uses significant estimates and assumptions, including projected future cash flows, discount rates and growth rates.

Recoverability of goodwill is determined by comparing the fair value of the Partnership’s reporting units to the carrying value of the underlying net assets in the respective reporting unit. If the fair value of the reporting unit is determined to be less than the carrying value of its net assets, goodwill is deemed impaired, and an impairment loss is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value. The impairment charge recognized is limited to the amount of goodwill allocated to that reporting unit. The guidance provides an entity with the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit, if any. If the qualitative assessment results in a conclusion that is more likely than not that the fair value of a reporting unit exceeds the carrying value, then no further testing is required for that reporting unit.

The qualitative assessment for goodwill includes, but is not limited to, an examination of factors such as macroeconomic conditions, significant cost factors impacting earnings, the overall financial performance of the Partnership, entity-specific events of relevance, and circumstances specific to the reporting unit.

Determination of the fair value of a reporting unit and intangible assets is judgmental in nature and often involves the use of significant estimates and assumptions, which may include projected future cash flows,

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOODWILL AND INTANGIBLE ASSETS, NET (CONTINUED)

discount rates, growth rates, and determination of appropriate market comparisons and recent transactions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and the amount of any such charge.

The Partnership performs its annual impairment assessment of goodwill and intangible assets in December of each year. The Partnership determined that there was no impairment for the years ended 2023, 2022, and 2021 as the fair values of its reporting units and intangible assets exceeded their respective carrying values.

As of December 31, 2023 and 2022, the Marcum LLP reporting unit had a negative carrying value of $75.0 million and $131.5 million respectively, and allocated goodwill of $231.0 million and $218.0 million. No impairment of goodwill was identified as of December 31, 2023 or 2022.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, such as customer relationships, right-of use assets, and property and equipment, are evaluated for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. In evaluating long-lived assets for recoverability, the Partnership uses its best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than its carrying value, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions.

In determining future cash flows, the Partnership takes various factors into account, including the effects of macroeconomic trends. Since the determination of future cash flows is an estimate of future performance, there may be future impairments in the event that future cash flows do not meet expectations.

No indicators of impairment were identified for the Partnership’s long-lived assets as of December 31, 2023 and 2022, except for its right-of-use assets. As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the year ended December 31, 2023.

As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right-of-use assets. The total lease right-of-use asset impairment loss recorded for the year ended December 31, 2023 and 2022 was $7.1 million and $0, respectively, which is included in occupancy costs in the consolidated statements of income. Note 13 provides additional details on Marcum’s equipment financing leases.

FAIR VALUE MEASUREMENT

The Partnership’s policy establishes a framework for measuring fair value and expands disclosures about fair value measurements by providing a consistent definition of fair value which focuses on an exit price which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The policy also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. This hierarchy requires an entity to maximize

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT (CONTINUED)

the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The three levels of inputs that may be used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets and liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active; and model-based valuation techniques for which all significant inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A description of the valuation methodologies used for estimating the fair value for financial instruments in accordance with this authoritative guidance, is set forth below.

Contingent liabilities: The fair value of the Partnership’s contingent liabilities, which consist of contingent consideration related to the business acquisitions as disclosed in Note 3 has been estimated in the absence of a readily ascertainable fair value. The contingent consideration was valued using single and multiple scenarios with weighted probability discounted for cash flow. The Partnership’s contingent consideration is reported at fair value at each reporting period.

The following table sets forth by level within the fair value hierarchy the Partnership’s financial assets and liabilities that were accounted for at fair value as of December 31, 2023 and 2022. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$167,531,889	$167,531,889

	Fair Value as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Contingent liabilities	$—	$—	$195,727,554	$195,727,554

The following table summarizes the change in fair value during the year ended December 31, 2023 and 2022 related to the contingent consideration issued in the business acquisitions as disclosed in Note 3:

	2023	2022

Beginning balance	$195,727,554	$15,163,206
Additions	37,445,825	182,013,472
Payments on contingent consideration	(65,641,490)	(1,449,124)

Ending balance	$167,531,889	$195,727,554

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE MEASUREMENT (CONTINUED)

With the exception of the Friedman LLP acquisition, the contingent liability recorded represents the present value of the maximum amount owed. The contingent liability to the Friedman LLP acquisition is estimated based on the Partnership exceeding a defined revenue threshold over a 24-month period subsequent to the acquisition. Marcum has recorded an additional liability of $32.7 million which represents the present value of the payment based on our best estimates of projected revenue. If Partnership revenue exceeds the projected amount, additional payments will be owed to Friedman LLP. However, based on the terms of the agreement a maximum amount of the payment cannot be determined.

Management estimates that the carrying amount reported in the consolidated balance sheets for cash equivalents, fees receivable, accounts payable and accrued expenses approximate fair market value due to the relatively short-term nature of the respective instruments. The Partnership records long-term debt, including current portion, at carrying value less unamortized fees as it is not required to be carried at fair value on a recurring basis. The fair value of long-term debt was determined using observable inputs of similar instruments (Level 2). The valuation considers the present value of expected future repayments, discounted using a market interest rate equal to the interest margin on the borrowings and variable interest rate. The fair value of long-term debt, including current portion was $56.7 million and $54.2 million as of December 31, 2023 and 2022, respectively.

REVENUE RECOGNITION

We account for revenue in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

A performance obligation is a promise in a contract to transfer a distinct good or service to the client and is the unit of accounting in Topic 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on the relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which we forecast our expected costs of satisfying a performance obligation and then add an appropriate margin for that distinct good or service based on margins for similar services sold on a standalone basis. While determining relative standalone selling price and identifying separate performance obligations require judgment, generally relative standalone selling prices and the separate performance obligations are readily identifiable as we sell those performance obligations unaccompanied by other performance obligations. Contract modifications are routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications, requirements, or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.

Our revenues are derived from contracts for assurance, accounting, tax and advisory services, outsourcing services, technology integration consulting services and non- technology integration consulting services. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently require us to make judgments and estimates in recognizing revenues. We have many types of contracts, including time-and-materials contracts, fixed-price contracts, fee-per-

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

transaction contracts and contracts with multiple fee types. Performance obligations are satisfied as work is performed and when Marcum has the right to receive the payment.

	2023	2022	2021

Attestation	$483,186,102	$372,438,237	$289,876,785
Tax & Accounting services	454,659,775	325,042,729	247,372,845
Managed Services	106,059,222	88,766,526	65,937,800
Advisory	70,352,261	54,327,737	42,627,590
Personnel Placement	5,960,464	6,119,312	6,690,954
National Practices	53,372,077	48,755,147	34,354,230

Total	$1,173,589,901	$895,449,688	$686,860,204

The nature of our contracts gives rise to several types of variable consideration, including incentive fees. Many contracts include incentives or penalties related to costs incurred, benefits produced or adherence to schedules that may increase the variability in revenues and margins earned on such contracts. These variable amounts generally are awarded or refunded upon achievement of or failure to achieve certain performance metrics, milestones or cost targets and can be based upon client discretion. We include these variable fees in the estimated transaction price when there is a basis to reasonably estimate the amount of the fee and it is not probable a significant reversal of revenue will occur. These estimates reflect the expected value of the variable fee and are based on an assessment of our anticipated performance, historical experience and other information available at the time.

Our performance obligations are satisfied over time as work progresses or at a point in time. The majority of our revenues are recognized over time based on the extent of progress towards satisfying our performance obligations. The selection of the method to measure progress towards completion requires judgment and is based on the contract and the nature of the services to be provided. The most reliable measure of progress is the cost incurred towards delivery of the completed project. Therefore, the input method provides the most reliable method to measure progress. Revenue recognition begins when work has commenced. Costs include labor related to contract performance, which is charged to contract costs as incurred. Revenues relating to changes in the scope of a contract are recognized when the Partnership and customer have agreed on both the scope and price of changes, the work has commenced, and that realization of revenue exceeding the costs is assured beyond a reasonable doubt. Revisions in estimates during the course of contract work are reflected in the accounting period in which the facts requiring the revision become known. Provisions for estimated losses on contracts are made in the period in which such losses become determinable.

Other than timing of services being provided, there have not been any significant changes in contract assets and liabilities during the years ended December 31, 2023, 2022, and 2021.

Timing of services	2023	2022	2021
At a point in time	$5,960,464	$6,119,312	$6,690,954
Over a Period of time	1,167,629,437	889,330,376	680,169,250

Total	$1,173,589,901	$895,449,688	$686,860,204

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Reconciliation of unbilled receivables at December 31,:

	2023	2022
Beginning Balance	$71,212,225	$43,752,067
Revenue recognized	65,850,516	71,212,225
Less: Billings	(71,212,225)	(43,752,067)

Ending Balance	$65,850,516	$71,212,225

Reconciliation of deferred revenue at December 31,:

	2023	2022

Beginning Balance	$51,665,567	$34,517,627
Billings	42,208,673	51,665,567
Less: Revenue Recognized	(51,665,567)	(34,517,627)

Ending Balance	$42,208,673	$51,665,567

ADVERTISING COSTS

Advertising costs, included within Marketing and Advertising on the consolidated statements of income, are expensed when the advertisements are first placed or run. For the years ended December 31, 2023, 2022 and 2021 advertising costs were $5.7 million, $6.4 million and $3.5 million, respectively.

COMPENSATION – RETIREMENT BENEFITS

The Partnership reflects retirement benefits in accordance with FASB ASC 715 – Compensation-Retirement Benefits, refer to Note 14 for further details regarding the defined benefit pension, including descriptions of the plans, the components of pension service cost, and the assumptions used in measuring the projected benefit obligations.

Marcum has implemented the following elections regarding its pension accounting: the Partnership has chosen to use the fiscal year- end as the measurement date for its pension obligations, to immediately recognize actuarial gains and losses in the consolidated statement of changes in deficit, and to amortize prior pension service costs over the average remaining service period of its active plan participants.

SELF-INSURANCE

Marcum maintains a self-insurance program to manage risks associated with employee benefits and accrues for losses for asserted and unasserted claims in accordance with ASC 450. The self-insurance liability is estimated based on historical claim experience. (See Note 11)

The self-insurance reserve is subject to a high degree of estimation and uncertainty. Therefore, changes in health care costs, legal trends, and claim settlement patterns could materially affect the Partnership’s self-insurance liabilities and future expense.

EMPLOYEE BENEFIT PLANS – 401(K) RETIREMENT PLAN

The Partnership has a 401(k) retirement plan covering substantially all employees and partners. Partnership contributions to the plan for employees includes a non-discretionary contribution up to 2 percent of the

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EMPLOYEE BENEFIT PLANS – 401(K) RETIREMENT PLAN (CONTINUED)

employees’ salary plus a match up to $1,000. Contributions to the plan are approximately $11.5 million in 2023, $7.8 million in 2022 and $5.5 million in 2021 and are included in Cost of Revenue.

INCOME TAXES

The Partnership has elected to have its income taxed as a Limited Liability Partnership, which provides that, in lieu of corporation income taxes, the Partners separately account for the Partnership’s items of income, deduction, losses and credits. Therefore, these consolidated financial statements do not include any provision for federal or state income taxes. Any franchise or minimum taxes are included in general and administrative expenses.

Management has concluded that the Partnership is a pass-through entity and there are no uncertain tax positions that would require recognition in the consolidated financial statements. If the Partnership were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof as well as other factors.

RECENT ACCOUNTING PRONOUNCEMENTS

The Partnership assesses and reviews the impact of all new accounting standards. Recently issued and effective standards not listed below were either not applicable or are not expected to have a material impact on the consolidated financial statements.

ADOPTION OF FASB ASC 842

Effective January 1, 2022, the Partnership adopted FASB Accounting Standards Codification (ASC) 842, Leases (ASC 842). The standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method for finance leases or on a straight-line basis over the term of the lease for operating leases. In addition, a lessee is required to record (i) a right-of-use asset and a lease liability on its consolidated balance sheets for all leases with accounting lease terms of greater than 12 months regardless of whether it is an operating or finance lease and (ii) lease expense in its statements of income for operating leases and amortization and interest expense in its consolidated statement of income.

The Partnership determines if an arrangement contains a lease at inception based on whether the Partnership has the right to control the asset during the contract period and other facts and circumstances. The Partnership elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed it to carry forward the historical lease classification. The Partnership elected the short-term lease recognition exemption for all leases that qualify. Consequently, for those leases that qualify, the Partnership will not recognize right-of-use assets or lease liabilities on the balance sheet. The Partnership generally does not have access to the rate implicit in the lease, and therefore the Partnership utilizes its incremental borrowing rate as the discount rate.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADOPTION OF FASB ASC 842 (CONTINUED)

The adoption of ASC 842 resulted in the recognition of right-to-use assets, net of deferred rent of $130,769,196 and operating lease liabilities of $137,063,394 as of January 1, 2022 (See Note 13). The adoption of ASC 842 related to finance leases also resulted in the recognition of right-to-use assets of $7,786,347 and finance lease liabilities of $7,786,347 as of January 1, 2022 (See Note 13).

As a result of the Partnership’s recent business acquisitions, numerous office locations under operating leases were restructured or consolidated during the year ended December 31, 2023. As these changes are indicators of potential impairment of the related right-of-use assets, these right-of-use assets were then tested for impairment. The Partnership used the income approach method to determine the fair value of the underlying right- of-use assets. Impairment loss on related to operating right-of-use assets for the year ended December 31, 2023 was $7.1 million, which is included in occupancy costs in the consolidated statement of income. No impairment was recorded for the year ended December 31, 2022.

ADOPTION OF FASB ASC 326

Effective January 1, 2023, the Partnership adopted FASB ASC Topic 326, “Financial Instruments - Credit Losses (Topic 326). This standard changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income.

Upon adoption of ASC 326, the Partnership now utilizes a forward-looking expected credit loss model to estimate its allowance for credit losses. The model considers historical information, current conditions, and reasonable and supportable forecasts in determining the expected credit losses over the life of the financial assets.

The adoption of ASC 326 did not have a material impact on the Partnership’s statement of operations for the period ended December 31, 2023 and no adjustments were required to beginning deficit upon adoption.

NOTE 3 – ACQUISITIONS

All of the acquisitions were done to expand the Partnership’s geographical footprint, service offerings, and talent pool. Goodwill recognized is made up of the expected synergies from combining operations of the acquired firm and is expected to be fully deductible for tax purposes.

BWTP P.C.

On December 1, 2021, BWTP P.C. located in Missouri was acquired. There was no cash consideration for this acquisition. Each partner’s compensation for 2022 will be contingent upon a defined level of revenues. Partners have the ability to participate and vest in the Partnership’s non-qualified retirement benefit plan.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

On January 28, 2022, Rotenberg Meril Solomon Bertiger & Guttilla P.C. with an office in Saddlebrook, NJ was acquired. The total purchase price was $7.2 million of which $7.0 million was paid to the partners upon acquisition and the remainder through the Partnership’s non-qualified retirement benefit plan. Amounts vested in 2022 and 2023 have been recorded within the consolidated statements of changes in deficit. Total

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 3 – ACQUISITIONS (CONTINUED)

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C. (CONTINUED)

goodwill is $3.3 million. Each partner’s compensation for 2022 and 2023 was contingent upon a defined level of revenues. Each partner is also eligible for a retirement benefit subject to a five-year vesting period.

PICCERELLI GILSTEIN & COMPANY, LLP

On July 1, 2022, the accounting practice of Piccerelli Gilstein & Company, LLP located in Providence, RI was acquired. The total purchase price was $3.4 million which was paid to the partners upon acquisition. An additional $3.4 million is subject to a three-year vesting term and will be paid to the partners over 60 months commencing on various dates. Total goodwill recorded is $2.5 million.

FRIEDMAN LLP

On September 1, 2022, Friedman LLP (“Friedman”) located in New York, New Jersey, Pennsylvania, and Florida was acquired. The total consideration was variable based on whether Marcum entered into an agreement to sell to a private equity group within one year from the date of the Friedman acquisition. If the Partnership did sell to a private equity group, the purchase price would be $270.0 million which would consist of $216.0 million in cash plus $54.0 million of equity contributed as capital by the individual partners. If the partnership did not enter into an agreement to sell to a private equity group within one year from the date of the Friedman acquisition, the purchase price would be $240.0 million and would be subject to adjustment based on certain revenue thresholds. The total consideration was increased $5 million for the weighted probability of a sale and $24.5 million for the weighted probability of no sale. The total purchase price in a no sale scenario would be paid in cash over a four-year period. The fair value of the consideration paid was $253.6 million based on the weighted average probabilities of these scenarios. The partnership estimates that the revenue threshold will be met and therefore accrued for the full extent of the liability. The Partnership paid $88.0 million in cash upon consummation of the acquisition which included an $85.0 million cash closing payment to the sellers and approximately $3.0 million of payments made to previous noteholders of the seller. Total Goodwill recorded was $174.4 million in 2022. Since the private equity transaction did not occur in September 2023, the contingent liability was decreased by $5.0 million for the weighted average probabilities of the sale scenario and recognized as income on the Statement of Income. In addition, the contingent liability was increased $8.2 million to remove the weighted probability of a sale and updating estimates for revenue thresholds as of December 31, 2023. The increase in contingent liability was recognized as a loss on the Statement of Income.

In accordance with the Asset Purchase Agreement, the Partnership was required to finalize a net working capital calculation within 60 days of the closing. The net working capital was based upon the August 31, 2022 Friedman accounts receivable, unbilled fees, and prepaid expenses. The first $25 million of net working capital was transferred to Marcum. As part of the Transition Services Agreement, Marcum is assisting with the collection of the accounts receivable and is entitled to retain the first $25 million received as collection of the transferred net working capital. After this, cash collected will be remitted to Friedman, until Friedman has received the amount by which Final Net Working Capital exceeds the Working Capital Target ($25 million). Any remaining amounts collected above the Final Net Working Capital are retained by Marcum. The net working capital was finalized and settled in the third quarter 2023. The transaction cost related to this acquisition was $2.2 million.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 3 – ACQUISITIONS (CONTINUED)

FRIEDMAN LLP (CONTINUED)

The fair value of the assets acquired and liabilities assumed were as follows:

Accounts receivable	$25,000,000
Prepaid and other assets	1,414,000
Right of use asset	24,898,000
Intangibles	62,573,000
Accrued expenses	(6,176,000)
Assumed debt	(3,107,000)
Lease liabilities	(25,398,000)
Goodwill	174,429,000

Total purchase price	$253,633,000

ERIC COHEN & ASSOCIATES, P.C.

On December 1, 2022, Eric Cohen & Associates, P.C. located in Rockville, Maryland was acquired. The total purchase price was $15.2 million of which $7.0 million was paid upon acquisition. The remaining $8.3 million will be paid over a three-year period with each payment on the anniversary date of acquisition. The future payment stream has been discounted to fair value at the acquisition date. Total goodwill recorded is $10.1 million. The remaining payment is contingent upon a defined level of revenues.

In conjunction with Eric Cohen & Associates, P.C. acquisition, Marcum Technology acquired Binary Network LLC. The total purchase price of $2.0 million of which $750,000 was paid upon acquisition. The remaining $1.3 million will be paid over a three- year period with each payment on the anniversary date of acquisition. The future payment stream has been discounted to fair value at the acquisition date. Total goodwill recorded is $1.7 million. The remaining payment is contingent upon a defined level of revenues.

MELANSON, P.C.

On January 1, 2023, Melanson, P.C. with locations in New Hampshire, Massachusetts, and Maine was acquired. The total purchase price was $24.0 million of which $7 million was paid upon acquisition. The remaining amount of $17.0 million will be paid over a four- year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues and employment. Total goodwill recorded is $120,000.

MCCARTHY & COMPANY P.C.

On June 1, 2023, McCarthy & Company P.C. with locations in Pennsylvania and New Jersey was acquired. The total purchase price was $17.1 million. Upon acquisition $8.2 million was paid. The remaining payments of $8.9 million will be broken down as follows:

•	$2.7 million paid annually over a three-year period with each payment on the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

•	Monthly payments of $12,000 over 53 months with a final payment of $39,000.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 3 – ACQUISITIONS (CONTINUED)

MCCARTHY & COMPANY P.C. (CONTINUED)

Total goodwill recorded is $9.2 million. The remaining payment of $8.9 million is contingent upon a defined level of revenues.

NOTE 4 – FEES RECEIVABLE, NET

Fees receivable, net, consisted of the following at December 31:

	2023	2022

Fees receivable	$206,242,766	$198,028,788
Less: allowance for credit losses	(20,008,152)	(16,274,264)

Total Fees receivable, net	$186,234,614	$181,754,524

Reconciliation of allowance for credit losses was as follows for the years ended December 31:

	2023	2022

Beginning balance	$16,274,264	$14,626,977
Additional provision for credit losses	23,501,022	11,917,569
Less: write offs	(19,767,134)	(10,270,282)

Ending balance	$20,008,152	$16,274,264

NOTE 5 – UNBILLED FEES, NET

Unbilled fees, net, consisted of the following at December 31:

	2023	2022

Gross unbilled fees	$194,004,283	$187,011,523
Less: progress bills	(102,505,993)	(95,116,077)
Less: allowance for credit losses	(25,647,774)	(20,683,221)

Unbilled fees, net	$65,850,516	$71,212,225

Reconciliation of allowance for credit losses was as follows for the years ended December 31:

	2023	2022

Beginning balance	$20,683,221	$18,305,340
Additional allowance for credit losses	26,727,291	21,329,846
Less: write offs	(21,762,738)	(18,951,965)

Ending balance	$25,647,774	$20,683,221

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 6 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following at December 31:

	2023	2022

Prepaid retirement to partners of acquired firms	$13,341,142	$13,941,150
Other prepaid expenses and current assets	12,610,653	8,154,578

Total prepaid expenses and other current assets	$25,951,795	$22,095,728

NOTE 7 – PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following at December 31:

	2023	2022
Property and equipment:
Machinery and equipment	$23,327,740	$34,023,706
Leasehold improvements	22,774,382	21,613,944
Furniture and fixtures	6,354,655	13,761,025
Software	328,097	1,897,689

	52,784,874	71,296,364
Less accumulated depreciation	(26,062,512)	(45,675,644)

Property and equipment, net	$26,722,362	$25,620,720

Depreciation expense was $6,110,652, $6,087,583, and $5,261,739 for the years ended December 31, 2023, 2022 and 2021, respectively.

NOTE 8 – GOODWILL

Changes in goodwill consisted of the following for the years ended December 31:

	2023	2022

Beginning	$252,667,513	$59,805,378
Plus: additions	12,125,825	192,862,135

Ending	$264,793,338	$252,667,513

NOTE 9 – INTANGIBLE ASSETS, NET

Intangible assets, net, represent the value of customer relationships obtained through acquisitions and amortized on a straight-line basis over 9 years, as well as non-compete agreements amortized on a straight-line basis over 4 years.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 9 – INTANGIBLE ASSETS, NET (CONTINUED)

	Weighted-Average Remaining Amortization Period (Years)	2023 Gross Carrying Amount	2023 - Accumulated Amortization	2023 - Net Carrying Amount
Customer Relationships	7.61	$95,080,541	$(22,281,575)	$72,798,966
Non-Compete Agreements	3.14	2,178,834	(1,620,764)	558,070

Total		$97,259,375	$(23,902,339)	$73,357,036

	Weighted-Average Remaining Amortization Period (Years)	2022 - Gross Carrying Amount	2022 - Accumulated Amortization	2022 - Net Carrying Amount
Customer Relationships	8.46	$84,551,885	$(12,556,416)	$71,995,469
Non-Compete Agreements	1.61	1,461,814	(1,413,207)	48,607

Total		$86,013,699	$(13,969,623)	$72,044,076

Amortization expense was $9,932,716, $4,095,958 and $1,358,770 for the years ended December 31, 2023, 2022 and 2021, respectively.

A schedule of future estimated amortization expense of intangible assets, for the years ending December 31, is as follows:

2024	$10,101,680
2025	9,918,069
2026	9,850,996
2027	9,585,369
2028	9,270,124
Thereafter	24,630,798

Total	$73,357,036

NOTE 10 – OTHER LONG-TERM ASSETS

Other long-term assets consisted of the following at December 31:

	2023	2022

Other long-term assets	$4,356,070	$2,311,353
Investment in entities accounted for under equity method	685,078	634,308
Cash surrender life insurance values	486,623	475,490

Total long-term assets	$5,527,771	$3,421,151

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 11– ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31:

	2023	2022

Accrued payroll	$45,069,844	$42,030,552
Accounts payable	13,383,276	9,511,909
Accrued other expenses	11,285,867	24,744,696
Accrued self insurance	7,300,000	4,749,000
Due to Friedman	—	22,252,966

Total Accounts Payable and Accrued Expenses	$77,038,987	$103,289,123

NOTE 12 – FINANCING ARRANGEMENTS

REVOLVING CREDIT FACILITY

On August 5, 2021, the Partnership increased the borrowing capacity on its revolving credit facility (the “Revolver”) to $100.0 million, of which $10.0 million and $21.0 million were outstanding at December 31, 2023 and 2022, respectively. The Partnership has standby letters of credit totaling, $100.8 million at December 31, 2023, of which $5.8 million is offset against the Partnership’s availability on the Revolver. At December 31, 2022, the standby letters of credit totaled $161.5 million of which $6.5 million was offset against the Partnership’s availability on the Revolver. The facility bears interest at interest rates ranging from 7% – 9.25%, which approximates the effective interest rate, and expires on August 8, 2026.

STANDBY LETTERS OF CREDIT

On September 1, 2022, the Partnership secured a $155.0 million Irrevocable Standby Letter of Credit (SBLC) for the benefit of Friedman LLP, for a term of 40 months post- closing of Marcum LLP’s acquisition of Friedman LLP. The balance as of December 31, 2023 and 2022 was $95.0 million and $155.0 million, respectively. The SBLC is subject to a 2% fee on the remaining balance. The remaining balance on a declining basis as outlined below:

•	$155.0 million for first 12 months post-closing

•	$95.0 million for 12-24 months post-closing (reduced to reflect the $55.0 million payment on the contingent liabilities owed to Friedman on 2nd anniversary date)

•

$40.0 million after 24 months post-closing until the final installment payment is made (reduced to reflect the $40.0 million payment on the contingent liabilities owed to Friedman within 90 days following the 3rd anniversary date)

DEBT ISSUANCE COSTS

Debt issuance costs on private placement loans to Guardian Life and Mutual of Omaha are amortized using the straight-line method, which approximates the effective interest rate method, over the terms of their related financing agreements. Debt issuance costs of $0.3 million, and $0.4 million, net of accumulated amortization of $0.1 million for each of the years, is included as a reduction of long-term debt at December 31, 2023 and 2022, respectively. Interest expense related to amortization of these issuance costs totaled $0.1 million for each of the years ended December 31, 2023, 2022 and 2021.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE

Notes and amounts payable of various amounts with varying maturity dates and interest rates consisted of the following at December 31:

	2023	2022
Unsecured notes payable to Guardian Life and Mutual of Omaha at $25 million each with interest payable to each at 3.4% per annum; annual principal payments of $6,250,000 will begin August 2024 with the final payment due August 2031	$50,000,000	$50,000,000
Raffa and Skoda acquisition term loan note payable to TD Bank consolidated and refinanced on August 8, 2021 due in monthly installments of principal ($190,476) and interest at 30 day libor plus 1.5% with a final balloon payment due September 2026	10,666,667	12,952,381
Unsecured notes payable due to James Smart and Richard Devine, with annual installments of principal and interest at 2.57% with a final payment due December 2029, subordinated to bank.	4,812,500	5,582,500
Unsecured non-interest bearing notes payable for various partners from the Melanson acquisition due in various monthly installments with final payment due by December 2033	2,023,275	—
Unsecured non-interest bearing note payable to Thomas Hurley from the Guyder Hurley merger in monthly installments of ($13,789) with a final payment due April 2029	773,195	896,630
Unsecured non-interest bearing notes payable for various partners from the Piccerelli acquisition due in various monthly installments with final payment due by July 2030	725,400	873,080
Unsecured non-interest bearing note payable to Leslie Solomon from the RotenbergMeril merger in monthly installments of ($9,873) with a final payment due September 2026.	325,799	444,271
Unsecured non-interest bearing note payable to Gail Prather from the GBH merger in monthly installments of ($10,000) with a final payment due February 2026.	260,000	380,000
Other debt - various terms	172,718	719,914

Total notes payable	69,759,554	71,848,776

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 12 – FINANCING ARRANGEMENTS (CONTINUED)

NOTES AND AMOUNTS PAYABLE (CONTINUED)

	2023	2022
Less present value adjustment for James Smart and Richard Devine	$(2,838,124)	$(3,207,303)
Less current portion of notes payable	(9,671,601)	(3,743,320)
Less unamortized debt issuance costs	(349,156)	(387,951)

Notes payable, net debt issuance cost, less current portion	$56,900,673	$64,510,202

Future maturities of notes payable for the years ending December 31 are as follows:

2024	$9,671,601
2025	10,405,910
2026	14,000,723
2027	7,564,560
2028	7,576,553
Thereafter	20,540,207

$69,759,554

FINANCIAL COVENANTS

The Partnership’s Revolver and unsecured notes payable to Guardian Life and Mutual of Omaha require the Partnership to remain in compliance with certain financial covenants. Quarterly, the Partnership is required to meet thresholds for its consolidated fixed charge coverage ratio and consolidated leverage ratio. On a semi-annual basis the Partnership is required to meet a minimum net worth threshold. As of December 31, 2023 and 2022, the Partnership was in compliance with all financial covenants.

NOTE 13– LEASES

The Partnership leases its various offices under operating leases with 5 to 12 year initial terms, along with certain office equipment under financing leases with 3 to 7 year initial terms. Some office leases include renewal options which can extend the lease term up to 12 years. The exercise of these renewal options is at the sole discretion of the Partnership, and only lease options that the Partnership believes are reasonably certain to exercise are included in the measurement of the lease assets and liabilities.

While all of the agreements provide for minimum lease payments, some include payments adjusted for inflation or for variable payments based on a percentage of common area expenses and real estate taxes being charged to the tenant. Variable payments are not determinable at the lease commencement and are not included in the measurement of the lease assets and liabilities. The lease agreements do not include any material residual value guarantees or restrictive covenants.

Right-of-use assets consideration: The fair value of the Partnership’s right-of-use assets related to the right-of-use assets impairment loss as disclosed in Note 2 has been estimated in the absence of a readily ascertainable fair value. The impairment consideration was valued using single and multiple scenarios with income approach method.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 13– LEASES (CONTINUED)

FINANCE LEASES

The Partnership has two equipment lines of credit (“Lines”) totaling $17.0 million for the purchase or lease of equipment used in the Partnership. Both Lines bear interest at negotiated rates of 2.5% and 6.0% and expire in August 2026.

The following summarizes the line items in the consolidated balance sheet which include amounts for finance leases as of December 31:

	2023	2022
Assets under right of use asset - finance leases, net	$6,587,607	$8,309,838

Current portion of finance lease liabilities	$1,878,998	$2,138,822
Finance lease liabilities	4,708,609	6,171,016

Total finance lease liabilities	$6,587,607	$8,309,838

Amortization expense related to the right of use asset – finance leases was $2,157,667 and $1,895,910 for the years ended December 31, 2023 and 2022, respectively.

The following summarizes the cash flow information related to finance leases for the year ended December 31:

	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Financing cash flows for finance leases	$2,157,666	$1,895,908
Lease assets obtained in exchange for lease liabilities:
Finance leases	$435,436	$2,419,401

Weighted average lease term and discount rate as of December 31 were as follows:

	2023	2022

Weighted average remaining lease term	4.13 years	4.61 years
Weighted average discount rate	4.01%	3.88%

Future maturities of finance lease liabilities for the years ending December 31 were as follows:

2024	$2,106,212
2025	1,757,957
2026	1,306,704
2027	1,140,682
2028	521,464
Thereafter	346,046

Total lease payments	$7,179,065
Less : Interest	(591,458)

Present value of lease liability	$6,587,607

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 13– LEASES (CONTINUED)

OPERATING LEASES

The following summarizes the line items in the consolidated balance sheet which include amounts for operating leases at December 31:

	2023	2022
Operating lease right-of-use assets	$154,879,331	$168,039,421

Current portion of operating lease liabilities	$25,877,891	$23,765,927
Operating lease liabilities	145,980,031	152,926,189

Total operating lease liabilities	$171,857,922	$176,692,116

The components of total lease cost that are included in the consolidated statement of income for the years ended December 31 were as follows:

	2023	2022

Operating lease cost	$36,232,441	$30,784,120
Variable lease cost	616,000	574,286

Total lease cost	$36,848,441	$31,358,406

The following summarizes the cash flow information related to operating leases for the years ended December 31:

	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$34,033,299	$28,645,624
Lease assets obtained in exchange for lease liabilities:
Operating leases	$21,417,480	$61,451,591

Weighted average lease term and discount rate as of December 31 were as follows:

	2023	2022

Weighted average remaining lease term	6.92 years	7.30 years
Weighted average discount rate	5.00%	4.67%

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 13– LEASES (CONTINUED)

OPERATING LEASES (CONTINUED)

Future maturities of right of use operating lease liabilities for the years ending December 31 are as follows:

2024	$33,918,659
2025	31,931,554
2026	30,055,350
2027	26,951,595
2028	22,045,098
Thereafter	61,286,894

Total lease payments	$206,189,150
Less : Interest	(34,331,228)

Present value of lease liability	$171,857,922

NOTE 14 – PARTNER RETIREMENT BENEFIT

The Partnership has two non-qualified retirement benefit plans covering equity and non-equity partners. Active participants accrue benefits under a final average pay feature. Eligibility and the level of benefits under the plans vary depending on designation, part time or full-time status, date of hire, age, length of service, and compensation. The plans are unfunded.

CHANGE IN PROJECTED BENEFIT OBLIGATION

	2023	2022	2021
Benefit obligation at beginning of period	$315,529,269	$363,075,676	$270,559,518
Service cost (before administrative expenses)	19,454,389	23,045,160	19,077,573
Interest cost	14,892,055	8,513,928	5,124,997
Net actuarial loss/(gain) (a)	(4,926,291)	(70,776,806)	76,052,731
Retiree benefits paid	(7,842,186)	(8,328,689)	(7,739,143)

Benefit obligation at end of period	$337,107,236	$315,529,269	$363,075,676

(a)	Actuarial gains and losses were primarily driven by changes in the weighted average discount rate.

As there are no unrecognized amounts, the benefit obligation equals the accrued pension liability.

NET PENSION BENEFITS EXPENSE FOR PARTNERS

	2023	2022	2021

Service cost	$19,454,389	$23,045,160	$19,077,573
Interest cost	14,892,055	8,513,928	5,124,997
Recognized net actuarial (gain) loss	(4,926,291)	(70,776,806)	76,052,731

Net period benefit expense (income)	$29,420,153	$(39,217,718)	$100,255,301

Net periodic costs related to the pension benefit obligation are presented within the consolidated statements of changes in deficit.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 14 – PARTNER RETIREMENT BENEFIT (CONTINUED)

The net periodic cost for the year ended 2023 was $29,420,153, a change from the year ended 2022 cost of $68,637,871, primarily resulting from change in the service cost, discount rate, and actuarial gains and losses.

The net periodic benefit for the year ended 2022 was $39,217,718, a change from the year ended 2021 cost of $139,473,019, primarily resulting from changes in the service cost, and net actuarial gains.

ASSUMPTIONS

PERIODIC COST AND BENEFIT OBLIGATION WEIGHTED AVERAGE ASSUMPTIONS

	2023	2022	2021
Discount rate
a. Net periodic benefit cost	4.84%	2.40%	1.95%
b. Benefit obligation at year-end	4.64%	4.84%	2.40%
Rate of compensation increase
a. Net periodic benefit cost	8.0%	8.0%	8.0%
b. Benefit obligation at year-end	8.0%	8.0%	8.0%

ESTIMATED FUTURE BENEFIT PAYMENTS

Future estimated benefit payments for the years ending December 31, are as follows:

2024	$9,519,824
2025	8,485,270
2026	23,766,165
2027	26,764,837
2028	30,476,547
Thereafter	238,094,593

Total benefit payments	$337,107,236

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Partnership is a party to various claims and matters of litigation incidental to the normal course of its business. Marcum was subject to an investigation by the Securities and Exchange Commission (“SEC”) that commenced in 2021, and an investigation by the Public Company Accounting Oversight Board (“PCAOB”) that commenced in 2022. These investigations related to alleged quality controls deficiencies in its assurance practice. On June 21, 2023, Marcum reached agreements with each of the regulators to settle these matters without admitting or denying the allegations. The settlements require certain undertakings relating to improving assurance quality (which Marcum has already commenced) and the payments of civil money penalties in the aggregate of $13.0 million. This amount was accrued as of December 31, 2022 and is reflected in the consolidated statements of income as a regulatory settlement and within accounts payable and accrued expenses in the accompanying consolidated balance sheet. Settlement payments were made in full on June 29, 2023.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 15 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

LEGAL PROCEEDINGS

The Partnership is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management does not believe there are any pending legal proceedings that will have a material adverse effect on the Partnership and its consolidated financial position, results of operations, or cash flows. However, the outcome of potential claims and legal matters is inherently unpredictable and subject to significant uncertainties.

NOTE 16 – PARTNER CAPITAL

Active equity partners are required to accumulate approximately 50% of their prior year accrual basis total compensation in capital. The capital bears interest at the prime rate plus 1% payable quarterly. Upon retirement or termination, the capital ceases to accrue interest and is repaid monthly over a two-year period.

Future scheduled capital repayments to retired and terminated partners are as follows for the years ending December 31:

2024	$2,152,736
2025	1,804,862

Total minimum payments	$3,957,598

Interest on capital was $8,359,038, $3,876,609 and $3,570,244 for the years ended December 31, 2023, 2022 and 2021, respectively, and is included in the consolidated statements of changes in deficit.

NOTE 17 – SUBSEQUENT EVENTS

The Partnership completed its review of subsequent events through July 11, 2024, the date the accompanying consolidated financial statements were available to be issued, and has determined that there are no events requiring recognition or disclosure in the financial statements other than the following.

FEDERMAN, LALLY, & REMIS LLC

On January 1, 2024, Federman, Lally & Remis LLC located in Farmington, CT was acquired. The total purchase price was $8.2 million of which $4.1 million was paid upon acquisition. The remaining amount of $4.1 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

POWERS & SULLIVAN LLC

On February 1, 2024, Powers & Sullivan LLC located in Wakefield, MA was acquired. The total purchase price was $ 7.5 million of which $2.5 million was paid upon acquisition. The remaining amount of $5.0 million will be paid over a two-year period with each payment due within 60 days of the anniversary date of acquisition. The payments are contingent upon a defined level of revenues.

SKMB, P.A.

On May 1, 2024, SKMB, P.A., located in Rockville, Maryland, was acquired. The total purchase price will be based upon a percentage of collections from acquired clients through July 31, 2029. Payments will be made to SKMB, P.A. on a quarterly basis commencing September 15, 2024.

MARCUM LLP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023, 2022, AND 2021

NOTE 17 – SUBSEQUENT EVENTS (CONTINUED)

CROSKEY LANNI, P.C.

On May 1, 2024, Croskey Lanni, P.C. with locations in Michigan and Florida was acquired. The total purchase price was $14.3 million of which $8.6 million was paid upon acquisition. The remaining amount of $5.7 million will be paid over a three-year period with an annual payment on the first and third anniversaries of the closing date. The payments are contingent upon a defined level of revenues.

REVOLVING CREDIT FACILITY

On March 26, 2024, the Partnership increased the borrowing capacity under the Revolver Facility to $160.0 million.

FINANCIAL COVENANTS

On June 26, 2024, the Partnership amended the definition of the net worth financial covenant pursuant to the Revolver and the unsecured notes payable to Guardian Life and Mutual of Omaha, to exclude the impact of applying the provisions of FASB ASC 715 – Compensation Retirement Benefits in calculating the Partnership’s net worth. In addition, the Partnership agreed to accelerate the payment terms on the unsecured notes payable to Guardian Life and Mutual of Omaha. Payments beginning August 2024 will increase from $6.3 million to $12.5 million resulting in the maturity date changing from August 9, 2031 to August 9, 2027. The interest rate on the note was increased from 3.40% to 4.15%.